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                                                                    EXHIBIT 99.2



   TEXAS INSTRUMENTS CLOSES ACQUISITION OF AMATI COMMUNICATIONS CORPORATION

    Dallas (February 27, 1998) - Texas Instruments Incorporated (NYSE:TXN) today completed its previously announced acquisition of Amati Communications Corporation after a special meeting of Amati stockholders. The company was Merged with TI's DSL Acquisition Corporation and is now a wholly-owned subsidiary of Texas Instruments. TI previously acquired 77% of Amati's outstanding shares through a tender offer consummated on December 24, 1997. All outstanding shares not held by TI were converted in the merger into the right to receive $20.00 per share in cash.

    This acquisition strengthens TI's position for providing digital signal processing solutions for high-speed Internet connectivity and quality video services. Amati is a world leader in digital modem technology, also known as Digital Subscriber Line (xDSL), which lets ordinary phone lines transmit data more than 100 times faster than today's 56K analog voiceband modems. Using TI's digital signal processing technology, next generation modems will provide users with faster, more reliable access to the Internet along with the ability to use a single phone for simultaneous functions.
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Texas Instruments Closes Acquisition of Amati Communications Corporation  Page 2




     Amati employees, along with TI employees currently focused on the modem market, will combine to form the Datacom Business Unit of TI's Semiconductor Group.



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NOTE TO EDITORS: Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processing solutions, the engines driving the digitization of electronics. Headquartered in Dallas, Texas, the company's products also include calculators, controls and sensors, metallurgical materials and digital light processing technologies. The company has manufacturing or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at http://www.ti.com